EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Continental Airlines, Inc. Incentive Plan 2000 of our report dated August 30, 2005, except for the effects of the reorganization discussed in Note 5 to the consolidated financial statements, as to which the date is November 25, 2005, with respect to the consolidated financial statements of Copa Holdings, S. A., incorporated by reference in the Annual Report (Form 10-K) of Continental Airlines, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

ERNST & YOUNG

Panama City, Republic of Panama
June 6, 2006